Exhibit 5.1

                    GEOFFREY  T.  CHALMERS,  ESQ.
                         33  BROAD  STREET
                         BOSTON,  MA  02109


LocatePLUS  Holdings  Corporation
100  Cummings  Center,  Suite  235M
Beverly,  MA  01915
Att:  James  C.  Fields,
      Acting CFO and VP of Finance

July 31, 2006

Re:  LocatePLUS  Holdings  Corporation  Common  Stock  -  SEC  Form  SB-2  -
      Common  Stock  issued  to  Dutchess  Private  Equities  Fund  II,  LP

Dear  Sirs:
     I am providing this opinion to you in connection with the issuance of up to 5,975,000 shares of Common Stock, par value $0.01 per share ( the "Shares" ) of LocatePLUS Holdings Corporation (the "Company" ) covered by a Registration Statement on Form SB-2 to be filed with the U.S. Securities and Exchange Commission covering the Shares, as follows:
- Up to 3,500,000 Shares pursuant to an Investment Agreement dated December 29, 2005 ( the "Investment Agreement") and Registration Rights Agreement dated December 29, 2005 (the "Registration Rights Agreement") between the Company and Dutchess Private Equities Fund II, LP ("Dutchess").
- Up to 400,000 Shares to be issued upon conversion of a $1,500,000 Debenture dated December 29, 2005 and a $750,000 Debenture dated July 21, 2006 ( the "Debentures") issued by the Company to Dutchess.
- 400,000 Shares issued to Dutchess in connection with the above transactions.
- Up to 750,000 Shares to be issued on exercise of a Common Stock Purchase Warrant dated December 29, 2005 and up to 375,000 Shares to be issued on exercise of a Common Stock Purchase Warrant dated July 26, 2006 (the "Warrants") issued by the Company to Dutchess.
     In connection with this opinion I have examined copies of the following documents represented by officers of the Company to be genuine and in full force and effect:
-     Articles  of  Organization
-     By-Laws
-     The  Investment  Agreement
-     Registration  Rights  Agreement
-     The  Debenture
-     The  Warrant
- Votes of the Board of Directors of the Company authorizing the execution of the above-referenced documents and the issuance of the Shares out of shares of Common Stock reserved for the purpose.

     Based solely upon the foregoing and upon discussions with authorized officers of the Company I am of the opinion that the issuance of the Shares has been duly authorized and that, upon exercise of the rights and pursuant to the terms and conditions of the Investment Agreement, the Registration Rights Agreement, the Debenture and the Warrant, the Shares issued will have been duly authorized, validly issued, fully paid and non-assessable, subject to the rights of creditors and other limitations on issuance under state law.

     I consent to the inclusion of this letter as an Exhibit to a Registration Statement on Form SB-2 to be filed with the U.S. Securities and Exchange Commission covering the Shares.

     This letter is provided solely to yourself and, except as described above, may not be shown to or relied on by any other person or firm without the express prior written permission of the undersigned. The letter is limited to matters of Federal securities law only as applied to the circumstances recited above. The undersigned is a member of the bar of the Commonwealth of Massachusetts and the State of New York only and no opinion is hereby expressed as to the laws of any other state jurisdiction. The undersigned has made no independent investigation of any of the matters presented and this letter is based solely upon the documents and conversations described above, all of which are assumed to be genuine and a complete disclosure of all relevant circumstances.


Very  truly  yours,

Geoffrey  T.  Chalmers,  Esq.